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                                                                    EXHIBIT 12.1

                          COSTCO WHOLESALE CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                     SEPTEMBER 3,   AUGUST 29,   AUGUST 30,   AUGUST 31,     SEPTEMBER 1,
                                         2000          1999         1998         1997            1996
                                     ------------   ----------   ----------   ----------     ------------
Earnings(1)........................   $1,052,395     $858,866     $766,403     $520,329(3)     $423,477
Less: Capitalized interest.........      (10,919)      (4,380)      (3,542)      (4,097)         (5,612)
Add: Interest on debt(2)...........       50,200       49,907       51,077       80,378          83,690
  Portion of rent under long-term
     operating leases
     representative of an interest
     factor........................       40,732       35,558       33,225       32,411          33,412
                                      ----------     --------     --------     --------        --------
     Total earnings available for
       fixed charges...............   $1,132,408     $939,951     $847,163     $629,021        $534,967
                                      ==========     ========     ========     ========        ========
Fixed Charges:
  Interest on debt(2)..............   $   50,200     $ 49,907     $ 51,077     $ 80,378        $ 83,690
  Portion of rent under long-term
     operating leases
     representative of an interest
     factor........................       40,732       35,558       33,225       32,411          33,412
                                      ----------     --------     --------     --------        --------
     Total fixed charges...........   $   90,932     $ 85,465     $ 84,302     $112,789        $117,102
                                      ==========     ========     ========     ========        ========
Ratio of earnings to fixed
  charges..........................         12.5         11.0         10.0          5.6(4)          4.6
                                      ==========     ========     ========     ========        ========

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(1) Earnings represent income from continuing operations before provision for income taxes and cumulative effect of accounting change.

(2) Includes amortization of debt expense and capitalized interest.

(3) Includes the effect of adopting SFAS No. 121, a $65,000 pre-tax charge for asset impairment. If such provision were excluded, income from continuing operations before provision for income taxes for fiscal 1997 would have been $585,329.

(4) If the $65,000 pre-tax provision for asset impairment were excluded, the ratio of earnings to fixed charges would have been 6.2.